Exhibit 99.1
FOR IMMEDIATE RELEASE
Lamson & Sessions Announces Expiration of HSR Waiting Period and Record Date for the October 24, 2007 Special Meeting to Approve the Merger between Thomas & Betts and Lamson & Sessions
CLEVELAND, Ohio, October 1, 2007 — The Lamson & Sessions Co. (NYSE: LMS) announced today that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR, for Lamson & Sessions’ previously announced merger with Thomas & Betts Corporation (NYSE: TNB) has expired. Expiration of the HSR waiting period satisfies one of the conditions to the closing of the merger as specified in the Agreement and Plan of Merger, dated as of August 15, 2007, among Thomas & Betts, its merger subsidiary and Lamson & Sessions.
In addition, Lamson & Sessions announced that the shareholders meeting called to adopt the merger agreement with Thomas & Betts will be held on Wednesday, October 24, 2007, at 9:00 a.m. (Eastern Time), at the Cleveland Marriott East Hotel, 26300 Harvard Road, Warrensville Heights, Ohio 44122. Holders of record of Lamson & Sessions common shares at the close of business on September 24, 2007, the record date for the special meeting, are entitled to vote at the special meeting.
The closing of the merger is subject to shareholder approval and the satisfaction of certain other closing conditions set forth in the merger agreement and described in the proxy statement distributed by Lamson & Sessions in connection with the special shareholders meeting. Georgeson Inc., at 1-888-605-8353, will act as information agent for Lamson & Sessions.
About Lamson & Sessions
Lamson & Sessions is a leading manufacturer of thermoplastic enclosures, fittings, conduit and pipe, wiring devices and other electrical components serving telecommunications, electrical, construction, power and wastewater markets. In 2006, Lamson reported $561 million in revenues. For additional information, please visit the Company’s Web site at: http://www.lamson- sessions.com.
FOR FURTHER INFORMATION, PLEASE CONTACT:
James J. Abel
Executive Vice President and
Chief Financial Officer
Lamson & Sessions
(216) 766-6557